Exhibit 99.1
Denbury Resources Inc. Announces Pricing of $1 Billion
Senior Subordinated Notes Offering
DALLAS—(BUSINESS WIRE)—February 3, 2010— DALLAS— Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) announced today that it has priced its offering of $1 billion principal amount of Senior Subordinated Notes due 2020. The notes will carry a coupon rate of 8.25% and are being sold at 100% of par. The Company expects to close the sale of the notes on February 10, 2010.
The net proceeds from the offering will be placed in escrow pending the closing of the previously announced merger of Encore Acquisition Company with and into Denbury. Upon the closing of the merger, $400 million of the escrowed proceeds will be released to Denbury to finance a portion of the merger consideration. In addition, on or about the date of the closing of the notes offering, Denbury intends to offer to purchase three series of Encore’s outstanding senior subordinated notes (other than Encore’s 9.5% Senior Subordinated Notes due 2016). The remaining $600 million of escrowed proceeds will be used to fund repurchases pursuant to these offers or any change of control offers to be made upon consummation of the merger.
J.P. Morgan Securities Inc., Banc of America Securities LLC, RBC Capital Markets Corporation, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers, with BNP Paribas Securities Corp., Scotia Capital (USA) Inc., Credit Suisse Securities (USA) LLC, Calyon Securities (USA) Inc., Capital One Southcoast, Inc., BBVA Securities Inc., Comerica Securities, Inc., ING Financial Markets LLC and Sun Trust Robinson Humphrey, Inc. acting as co-managers. When available, a copy of the final prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk, or Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001.
Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in Louisiana, Alabama and Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
Source: Denbury Resources Inc.
Denbury Resources Inc.
Phil Rykhoek, CEO, 972-673-2000
or
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000